FIRST TRUST EXCHANGE TRADED FUND VII

Amended and Restated

Establishment and Designation of Series of Shares of Beneficial Interest

(Effective as of September 16, 2025)

Whereas, pursuant to Section 4.9 of the Amended and Restated Declaration of Trust dated June 12, 2017 as the same may be amended from time to (the “Declaration”), of First Trust Exchange-Traded Fund VII, a Massachusetts business trust (the “Trust”), the initial Trustee of the Trust divided the Shares of the Trust into one series of shares of beneficial interests in the Trust (each, a “Series”) as of that same date as set forth on Schedule A to the Declaration: First Trust Global Tactical Commodity Strategy Fund (the “Initial Series”);

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on the September 15, 2014, designated two additional Series to be named First Trust Global Tactical Commodity Income Strategy Fund and First Trust Global Tactical Agriculture Strategy Fund; and

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on the June 16, 2015, terminated two series, the First Trust Global Tactical Commodity Income Strategy Fund and the First Trust Global Tactical Agriculture Strategy Fund;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on September 14, 2015, designated one additional series to be named First Trust Alternative Absolute Return Strategy ETF;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on December 11, 2017, designated four additional series to be named First Trust Bitcoin Strategy ETF, First Trust Inverse Bitcoin Strategy ETF, First Trust Bitcoin Plus Strategy ETF, and First Trust Inverse Bitcoin Plus Strategy ETF;

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on June 9, 2025 designated one additional series to be named First Trust Enhanced-Multi Asset ETF; and

Whereas, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on September 9, 2025, desires to amend and restate the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest in order to change the name of First Trust Enhanced-Multi Asset ETF to First Trust Enhanced Stocks, Bonds & Gold ETF.

Now Therefore, by vote of at least a majority of the Board of Trustees of the Trust, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest is further amended and restated in its entirety as follows:

The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.       First Trust Global Tactical Commodity Strategy Fund

2.       First Trust Alternative Absolute Return Strategy ETF

3.       First Trust Bitcoin Strategy ETF

4.       First Trust Inverse Bitcoin Strategy ETF

5.       First Trust Bitcoin Plus Strategy ETF

6.       First Trust Inverse Bitcoin Plus Strategy ETF

7.       First Trust Enhanced Stocks, Bonds & Gold ETF

1.       Each Share of a Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.       The number of authorized Shares of a Series is unlimited.

3.       A Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.       With respect to a Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.       The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.       The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.       Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

In Witness Whereof, the undersigned, being the Assistant Secretary of the Trust, has executed this instrument as of this 16th day of September, 2025.

/s/ Erin Klassman
Erin Klassman, Assistant Secretary
First Trust Exchange-Traded Fund VII

State of Illinois	)
	)	SS.
County of DuPage	)

Then personally appeared the above-named person who is known to me to be the Assistant Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest and who acknowledged the same to be his free act and deed, before me this 16th day of September, 2025.

/s/ Sandra K. Streit
Notary Public My Commission Expires: 3/11/2029

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